EXHIBIT 10.1

December 4, 2014
Mr. Glenn Farrell
11 Topper Court
Lafayette, CA 94549

Dear Glenn:
We are pleased and excited to offer you employment with NMI Holdings, Inc. (the "Company") beginning on January 1, 2015 (the "Start Date"). You will initially serve as Executive Vice President, Chief Financial Officer and you will report directly to the Chief Executive Officer, currently Bradley Shuster. You will be based in the Company’s Emeryville, CA office. During your employment, you will be entitled to be paid an annual base salary at the rate of $375,000 per year, less applicable withholdings and deductions ("Annual Base Salary"), payable at times consistent with the Company's general policies regarding compensation of employees, as in effect from time to time. In addition, during your employment, you will be eligible to participate in any health and welfare benefit programs adopted and maintained by the Company for its employees, subject to the terms and limitations of the applicable plan and the Company's ability, in its sole discretion, at any time and from time to time, to change or terminate any of its employee benefit plans, programs or policies. Also, as an Executive Vice President, you will be eligible to participate in the Company’s perquisite program, as in effect from time to time, at the rate of $30,000 per year, less applicable withholdings and deductions, payable at times consistent with the Company's payroll practices, as in effect from time to time.

With respect to calendar year 2015 and thereafter, you will be eligible to be awarded an annual discretionary cash bonus, with a target annual bonus opportunity of seventy-five-percent (75%) of your Annual Base Salary, less applicable withholdings and deductions (the "Discretionary Bonus"), payable in accordance with the Company's customary practices with respect to the payment of bonuses, as in effect from time to time. Any Discretionary Bonus will be determined by your supervisor, subject to approval by the Compensation Committee (the “Committee”) of the Company’s Board of Directors (the “Board”), pro-rated based on the number of days from the Start Date through December 31, 2015. Except as provided below upon certain qualifying terminations of employment, in order to receive a Discretionary Bonus, you must be in an "active working status" at the time of bonus payment. For purposes of this letter, "active working status" means that you have not resigned (or given notice of your intention to resign) and have not been terminated for any reason (or been given notice of your termination). For the avoidance of doubt, you will not be eligible to receive a Discretionary Bonus if you resign or if your employment is terminated for any reason at any time during the applicable year to which such Discretionary Bonus relates prior to the payment date of such Discretionary Bonus.

Assuming that your job performance meets or exceeds management’s expectations, management will also recommend to the Committee at the next regular meeting when it considers annual employee equity awards that you be considered for an annual equity-based award in respect of Company stock under the Company’s 2014 Omnibus Incentive Plan (the “Plan”) with a grant date fair market value equivalent to approximately one hundred percent (100%) of your Annual Base Salary. At this time, it is anticipated that the Committee will consider annual employee equity-based awards at its meeting scheduled for February 2015, but this may occur later in the year. The terms and conditions of any equity-based award, including the grant date, exercise price (if any) and vesting schedule(s) will be set forth in the applicable award agreement and will be subject to the terms of the Plan, as amended from time to time. There can be no assurances that the Committee will approve all or any equity-based awards recommended by the Company's management.

The Company offers a generous 25 days of Paid Time Off (PTO) per year, pro-rated calendar year basis. Your PTO will begin to accrue on the Start Date.

If your employment with the Company is terminated without Cause (as defined in the Plan) within twelve months following a Change in Control (as defined in the Plan), you will be entitled to, subject to your execution and non-revocation of a release of claims in a form acceptable to the Company within 30 days of your termination of employment, a lump sum cash payment on the 45th day following the date of your termination of employment equal to the sum of (i) your earned Annual Base Salary through the date your employment terminates, to the extent not yet

EXHIBIT 10.1

paid, (ii) any annual cash bonus payment earned for the completed calendar year prior to your date of termination (other than any deferred portion of an annual bonus, which will be paid in accordance with the applicable deferral arrangement), (iii) one and a half times the sum of your (A) Annual Base Salary in effect immediately prior to the termination of your employment, and (B) target Discretionary Bonus, in each case, as in effect immediately prior to the termination of your employment and (iv) any other vested amounts or benefits that the Company is required to pay or provide or for which you are eligible to receive under any plan, program, policy, practice, contract or agreement with the Company through the date of your termination of employment.

The Board recognizes your interest in serving on outside company boards of directors. The Board believes that the role of the Chief Financial Officer is a full time commitment and should occupy all of your business service time. However, the Board has agreed that following your first full year of employment, you may serve on one public company board of directors in addition to serving as Chief Financial Officer of the Company, provided that such service on the outside board of directors does not interfere with your services as Chief Financial Officer of the Company.

This offer is not a contract guaranteeing employment for any specific duration. Rather, your employment with the Company is on an at-will basis. As an at-will employee, both you and the Company have the right to terminate your employment at any time with or without cause. Similarly, nothing in this letter shall be construed as an agreement to pay you any compensation or grant you any benefit beyond the end of your employment with the Company.

Any amounts payable under this letter are intended to be exempt or excluded from the application of Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”), or are otherwise intended to avoid the incurrence of tax penalties under Section 409A, and, with respect to amounts payable under this letter that are subject to Section 409A, this letter shall in all respects be administered in accordance with Section 409A. For purposes of Section 409A, any right to a series of payments under this letter agreement, if any, shall be treated as a right to a series of separate payments. In no event may you, directly or indirectly, designate the calendar year of payment of any amounts payable under this letter.

This letter shall be governed, construed, and interpreted under the laws of the State of California, without giving effect to any conflict of laws provisions.

This offer of employment is contingent upon the successful completion of the Company's pre-employment screening process, which includes reference checking and the background check required as an insurance company and by many of our vendors and customers. This background check will be initiated shortly before the Start Date, but may not be completed prior to the Start Date, and your employment and continued employment is contingent upon the successful completion of this process. The Company will determine, in its sole discretion, if you have successfully completed the process.

You agree to comply fully with all policies and procedures in effect for employees, including but not limited to, the Employee Handbook, the Business Conduct Policy and any other memoranda and communications applicable to you pertaining to policies, procedures, rules and regulations, as currently in effect and as may be amended from time to time.

The Immigration Reform and Control Act require employers to verify the employment eligibility and identity of new employees. You will be emailed a link to complete the online Employment Verification Form I-9 that you are required to complete as a condition of employment.

By accepting this offer, you represent that you are not bound by any employment contract, restrictive covenant or other restriction preventing you from entering into employment with or carrying out your responsibilities for the Company, or which is in any way inconsistent with the terms of this letter.

This letter constitutes the entire agreement between you and the Company regarding your employment with the Company and supersedes any and all oral or written employment or compensation agreements between you and the Company or its affiliates.

EXHIBIT 10.1

We are confident that your experience and abilities are going to have a significant impact on the Company and our growth prospects. We look forward to working with you in developing and growing the Company.

Please confirm acceptance of this offer by signing below and returning a signed copy of this letter to me. Please feel free to call if you have any questions.

Sincerely,

/s/ Bradley M. Shuster
Bradley M. Shuster
Chairman, President and Chief Executive Officer

I acknowledge receipt of this letter and I accept the position offered

Signature /s/ Glenn Farrell            Date 12/4/2014

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